Exhibit 10.2

FIRST AMENDMENT TO LOAN DOCUMENTS

FIRST AMENDMENT TO LOAN DOCUMENTS (this “Amendment”), dated as of April 3, 2020, by and among (i) VERTEX, INC. (the “Borrower”), (ii) VERTEX VAT SOLUTIONS, LLC and VERTEX DELAWARE, LLC (collectively, the “Guarantors”; together with the Borrower, individually a “Loan Party” and collectively, the “Loan Parties”), (iii) the Lenders party hereto and (iv) PNC BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent are parties to a Credit Agreement, dated as of March 31, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, simultaneously herewith, Santander Bank, N.A. will join the Credit Agreement as a Lender pursuant to an Assignment and Assumption Agreement, which shall become effective simultaneously with this Amendment (the “Santander Assignment and Assumption Agreement”); and

WHEREAS, the Borrower and the Lenders have agreed to modify the pricing grid on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Credit Agreement Amendment.  On the First Amendment Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a)           Schedule 1.1(A) to the Credit Agreement [Pricing Grid] shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

(b)           The next to last sentence of Section 3.2 [Nature of Lenders’ Obligations With Respect to Term Loans; Repayment Terms] of the Credit Agreement shall be amended and restated to read in full as follows:

The principal amount of the Term Loans shall be payable by the Borrower in quarterly installments on the first day of each calendar quarter commencing October 1, 2020, each in an amount equal to two and one-half percent of the aggregate amount of the Term Loans made on the Closing Date (i.e., $4,375,000 per quarter), with a final payment due on the Term Loan Maturity Date equal to the total outstanding principal amount of the Term Loans.

(c)           The definition of “Specified Distribution” in Section 1.1 [Certain Definitions] of the Credit Agreement shall be amended by deleting the amount “$120,000,000” the one time it appears therein and inserting in lieu thereof the amount “$110,000,000”.

(d)           Section 5.7.2(iii) [Issuance of Debt; Issuance of Equity Interests; No Specified Distribution] of the Credit Agreement shall be amended by deleting the amount “$120,000,000” the one time it appears therein and inserting in lieu thereof the amount “$110,000,000”.

2.             Representations and Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, each Loan Party hereby represents and warrants to each Lender and the Administrative Agent that the following statements are true and correct:

(a)           There exists no Potential Default or Event of Default under the Credit Agreement after giving effect to this Amendment;

(b)           The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (i) in the case of representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date hereof, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of such prior date;

(c)           The execution and delivery of this Amendment by such Loan Party and the performance by such Loan Party of this Amendment and the other Loan Documents (as amended by this Amendment) (i) has been duly authorized by all necessary corporate or other organizational action on behalf such Loan Party and (ii) will not, except as permitted under the Credit Agreement (as amended by this Amendment), result in or require the creation or imposition of any Lien upon the properties or assets of any Loan Party;

(d)           This Amendment and the other Loan Documents (as amended by this Amendment) constitute the legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against such Loan Party in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless whether considered in a proceeding in equity or at law; and

(e)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Official Body or third party is required in connection with the execution, delivery or performance by such Loan Party of this Amendment (except for those which have been obtained on or prior to the date hereof).

3.             Conditions Precedent. This Amendment shall become effective on the date (such date, the “First Amendment Effective Date”) when each of the following conditions precedent is satisfied:

2

(a)           The Administrative Agent shall have received counterparts of this Amendment duly executed by (i) the Loan Parties, (ii) the Administrative Agent, and (iii) the Lenders;

(b)           The Santander Assignment and Assumption Agreement shall have become effective simultaneously with the effectiveness of this Agreement; and

(c)           The Administrative Agent shall have received such other documents, resolutions and certificates as the Administrative Agent or its counsel may have requested, all in form and substance satisfactory to the Administrative Agent and its counsel.

4.             Affirmations. (a)  Each of the Loan Parties hereby (i) ratifies and affirms all of the provisions of the Credit Agreement and the other Loan Documents as amended hereby, (ii) agrees that the terms and conditions of the Credit Agreement and the other Loan Documents shall continue in full force and effect as amended hereby and that all of its obligations thereunder are valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment or any other documents or instruments executed in connection herewith and (iii) acknowledges and agrees that it has no defense, set-off, counterclaim or challenge against the payment of any sums currently owing under the Credit Agreement and the other Loan Documents or the enforcement of any of the terms or conditions thereof and agrees to be bound thereby and perform thereunder.

(b)           Without limiting the above, each of the Loan Parties hereby acknowledges and confirms that (i) the Collateral granted under the Loan Documents continues to secure the Secured Obligations (as defined in the Guarantee and Collateral Agreement) and (ii) the terms of the Guarantee and Collateral Agreement are hereby reaffirmed and shall remain in full force and effect.

5.             Limited Effect. Except as expressly modified hereby, the Credit Agreement, the Guarantee and Collateral Agreement and the other Loan Documents shall continue to be, and shall remain, unaltered and in full force and effect in accordance with their terms.

6.             Integration. This Amendment constitutes the sole agreement of the parties with respect to the transactions contemplated hereby and shall supersede all oral negotiations and the terms of prior writings with respect thereto.  From and after the First Amendment Effective Date, all references in the Credit Agreement, and each of the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement, as modified hereby.  This Amendment shall constitute a Loan Document for all purposes under the Credit Agreement and each of the other Loan Documents.

7.             Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3

8.             Miscellaneous.

(a)           GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.

(b)           Successor and Assigns. This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

(c)           Counterparts. This Amendment may be executed in one or more counterparts, each of which counterparts when executed and delivered shall be deemed to be an original, and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(d)           Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(e)           Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

[SIGNATURES FOLLOW]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VERTEX, INC.

By:	/s/ John Schwab

Name: John Schwab

Title: Assistant Treasurer and Chief Financial Officer

VERTEX VAT SOLUTIONS, LLC

By: Vertex Inc., its Sole Member

By:	/s/ Lisa Butler

Name: Lisa Butler

Title: Assistant Treasurer and Chief Accounting Officer

VERTEX DELAWARE, LLC

By: Vertex Inc., its Sole Member

By:	/s/ Lisa Butler

Name: Lisa Butler

Title: Assistant Treasurer and Chief Accounting Officer

[Signature Page to First Amendment]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ John M DiNapoli

Name:	John M DiNapoli

Title:	Senior Vice President

[Signature Page to First Amendment]

EXHIBIT A

TO FIRST AMENDMENT

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON NET LEVERAGE RATIO

PRICING GRID A

Level	Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Term Loan Base Rate Spread	Revolving Credit Euro- Rate Spread	Term Loan Euro-Rate Spread
I	Less than or equal to 0.75 to 1.0	0.15%	1.00%	0.00%	0.00%	1.00%	1.00%
II	Greater than 0.75 to 1.0 but less than or equal to 1.50 to 1.0	0.175%	1.25%	0.25%	0.25%	1.25%	1.25%
III	Greater than 1.50 to 1.0 but less than or equal to 2.25 to 1.0	0.20%	1.50%	0.50%	0.50%	1.50%	1.50%
IV	Greater than 2.25 to 1.0 but less than or equal to 3.00 to 1.0	0.25%	1.75%	0.75%	0.75%	1.75%	1.75%
V	Greater than 3.00 to 1.0	0.30%	2.00%	1.00%	1.00%	2.00%	2.00%

Exhibit A-1

PRICING GRID B

Level	Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Term Loan Base Rate Spread	Revolving Credit Euro- Rate Spread	Term Loan Euro-Rate Spread
I	Less than or equal to 0.75 to 1.0	0.15%	1.00%	0.00%	0.25%	1.00%	1.25%
II	Greater than 0.75 to 1.0 but less than or equal to 1.50 to 1.0	0.175%	1.25%	0.25%	0.50%	1.25%	1.50%
III	Greater than 1.50 to 1.0 but less than or equal to 2.25 to 1.0	0.20%	1.50%	0.50%	0.75%	1.50%	1.75%
IV	Greater than 2.25 to 1.0 but less than or equal to 3.00 to 1.0	0.25%	1.75%	0.75%	1.00%	1.75%	2.00%
V	Greater than 3.00 to 1.0	0.30%	2.00%	1.00%	1.25%	2.00%	2.25%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate, (i) for the period from the Closing Date to and including the date that is one hundred and eighty (180) days after the Closing Date, the pricing in Pricing Grid A shall be applicable, and (ii) from and after the one hundred and eighty-first (181st) day after the Closing Date, the pricing in Pricing Grid B shall be applicable, in each case, in accordance with the following:

Exhibit A-2

(a)           The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall start on the Closing Date in Level III of Pricing Grid A.

(b)           Subject to clause (d) below, the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Net Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower]; provided that, until the Compliance Certificate for the quarter ending September 30, 2020 is due to be delivered under Section 8.3.3 [Certificate of Borrower], if a Compliance Certificate shall indicate that the Net Leverage Ratio is in Pricing Level I or Level II, then the Pricing Level shall be deemed to be Level III (i.e., the best Pricing Level that the Borrower may be in prior to delivery of the Compliance Certificate for the quarter ending September 30, 2020 shall be Level III).  If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3, then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default].  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(d) For the avoidance of doubt and notwithstanding anything to the contrary herein, commencing on the one hundred and eighty-first (181st) day after the Closing Date, Pricing Grid B shall be applicable for all purposes under the Credit Agreement and, as a result, any Term Loans outstanding from and after such date shall bear interest based on Pricing Grid B and not Pricing Grid A.

Exhibit A-3